Exhibit 4

FIRST AMENDMENT TO

RESTATED CERTIFICATE AND AGREEMENT OF

LIMITED PARTNERSHIP

OF

REAL ESTATE ASSOCIATES LIMITED V, A CALIFORNIA LIMITED PARTNERSHIP

This First Amendment (the “First Amendment”) to the Restated Certificate and Agreement of Limited Partnership of Real Estate Associates Limited V, a California limited partnership (the “Partnership”), is made and entered into as of June 15, 2010.

RECITALS:

WHEREAS, the Partnership was formed on May 7, 1982;

WHEREAS, the General Partners and the Limited Partners (sometimes collectively referred to as the “Partners”) have entered into the Restated Certificate and Agreement of Limited Partnership (the “Partnership Agreement”);

WHEREAS, in accordance with the terms of the Partnership Agreement, the Limited Partners have approved the terms of this First Amendment; and

WHEREAS, the Partners desire to amend the Partnership Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partners and the Limited Partners hereby agree as follows:

AGREEMENT:

1. Section 9.3(d). Section 9.3(d) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“the Partnership will not sell any Project or Project Interest, except pursuant to exempted sales to qualified tenant groups, if the cash proceeds would be less than the taxes at the then maximum state and federal tax rates, and upon any sales or refinancing the Partnership shall not reinvest any proceeds thereof prior to distributing to the Partners from the proceeds sufficient cash to pay the state and federal tax at the then maximum rates (and may distribute to the Partners the balance of the proceeds), and in no event will the Partnership reinvest such proceeds; provided, however, that the General Partners shall have the right, in their sole and absolute discretion, to sell the last remaining Project (or Project Interests related to the last remaining Project) without complying with the terms and conditions set forth in this Section 9.3(d);”

2. Section 9.3(t). Section 9.3(t) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“the Partnership shall not sell all or substantially all of the Partnership’s assets without obtaining the consent of Limited Partners owning a majority of the outstanding Limited Partnership Interests; provided, however, that the General Partners shall have the right, in their sole and absolute discretion, to sell the last remaining Project (or Project Interests related to the last remaining Project) without obtaining the consent of the Limited Partners.”

3. Full Force and Effect and Ratification. Except as expressly set forth herein, all of the terms and provisions of the Partnership Agreement shall remain unchanged, unmodified and in full force and effect, and the Partnership Agreement shall be read together and construed with this First Amendment. In the event of a conflict between the Partnership Agreement and this First Amendment, the terms of this First Amendment shall control. All of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

4. Further Acts. The General Partners are hereby authorized, on behalf and in the name of the Partnership, to take such action as necessary or advisable to effect this First Amendment.

5. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Partnership Agreement.

6. Counterparts; Facsimile Signatures. This First Amendment may be executed in several counterparts, and each counterpart shall be binding on all parties hereto, notwithstanding that all of the parties are not signatory to an original or same counterpart. This First Amendment may be executed by facsimile signature.

7. Governing Law. This First Amendment shall be governed by the laws of the state of California, without regard to choice of law rules.

8. Severability. The provisions of this First Amendment are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and not any other clause or provision of this First Amendment.

IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment as of the date first above written.

GENERAL PARTNER:

NATIONAL PARTNERSHIP INVESTMENTS CORP.,
  a California corporation,
  its corporate general partner

By: /s/Peter Stoughton

Name: Peter Stoughton

Title: Senior Vice President

LIMITED PARTNERS:

See Real Estate Associates Limited V Consent Form, attached to the Consent Solicitation, dated April 27, 2010.